UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Thompson IM Funds, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Outreach Script for Thompson Investment Management Clients - Fund Shareholders

Thompson IM Funds

Fund Names
Thompson Bond Fund
Thompson LargeCap Fund
Thompson MidCap Fund

Meeting Date: January 30, 2020

Greeting:

Hello Mr./Ms. <shareholder’s last name>, I am <caller’s name & title> calling from Thompson IM Funds and I’m reaching out to see if you have received the proxy information that was sent out on December 17th concerning the special meeting of shareholders being held on January 30th.

Previously this proxy information would not have come to your attention since Thompson has been authorized to vote on your behalf on proxy matters. However, in this case, since these are Thompson Funds that are going to proxy, we have elected to have the proxy voting authority be reassigned to the individual holders, to avoid any conflict of interest.

If Unsure of voting:

Would you like me to review the proposal with you? <Once questions have been answered using the proxy materials provided, review the voting options available.>

If not received/Requesting material to be re-mailed:

OBO accounts

Mr./Ms. <shareholder’s last name>, this material was mailed on or around December 17th. You will need to contact your bank or broker to request another set of materials.

OBO voting options:

To vote please follow the instructions provided to you on the ballot.

To vote by Internet

1) Read the Proxy Statement and have the proxy card at hand.

2) Go to website www.proxyvote.com

3) Follow the instructions provided on the website.

2 | Page

To vote by Telephone

1) Read the Proxy Statement and have the proxy card at hand.

2) Call 1-800-454-8683

3) Follow the instructions.

To vote by Mail

1) Read the Proxy Statement.

2) Check the appropriate boxes on the proxy card.

3) Sign and date the proxy card.

4) Return the proxy card in the preaddressed, postage paid envelope provided

3 | Page